UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 23, 2013
JETBLUE AIRWAYS CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-49728 (Commission File Number)	87-0617894 (I.R.S. Employer Identification No.)
27-01 Queens Plaza North, Long Island City, New York (Address of principal executive offices)	11101 (Zip Code)
(718) 286-7900
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On April 23, 2013, JetBlue Airways Corporation (“JetBlue” or “the Company”) entered into a secured revolving credit facility as described in Item 2.03 of this Form 8-K, which description is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
On April 23, 2013, the Company entered into a Credit and Guaranty Agreement, dated as of April 23, 2013 (the “Credit Facility”). The Credit Facility is among JetBlue, as borrower, the subsidiaries of JetBlue party thereto from time to time, as guarantors, the lenders party thereto from time to time and Citibank, N.A., as administrative agent.  The Credit Facility consists of a $350 million revolving credit and letter of credit facility.
The Credit Facility provides that JetBlue may from time to time prior to April 23, 2016, borrow, repay and reborrow loans, and have letters of credit issued up to an aggregate amount of $75 million, in an aggregate amount outstanding at any time of up to $350 million. JetBlue has not made any drawings under the Credit Facility as of the date of this report. Any borrowings that JetBlue might in the future make under the Credit Facility are due and payable on April 23, 2016, at which time the Credit Facility terminates.
Borrowings under the Credit Facility bear interest at a variable rate equal to the London interbank offering rate, known as LIBOR, plus a margin of 3.75% per annum, or another rate based on certain market interest rates, plus a margin of 2.75% per annum.
The obligations of JetBlue under the Credit Facility are secured by liens on certain take-off and landing rights of JetBlue at John F. Kennedy International Airport, Newark Liberty International Airport, LaGuardia Airport and Ronald Reagan Washington National Airport and certain related assets (the “Collateral”).
The Credit Facility includes affirmative and negative covenants that restrict the Company's ability to, among other things, incur additional indebtedness, issue preferred stock or pay dividends. In addition, the Credit Facility requires the Company to maintain unrestricted cash and cash equivalents and unused commitments available under all revolving credit facilities (including the Credit Facility) aggregating not less than $550 million and to maintain a minimum ratio of the borrowing base of the Collateral (determined as the sum of a specified percentage of the appraised value of each type of Collateral) to outstanding obligations under the Credit Facility of not less than 1.0 to 1.0. If the Company does not meet the minimum collateral coverage ratio, it must either provide additional Collateral to secure its obligations under the Credit Facility or repay the loans under the Credit Facility by an amount necessary to maintain compliance with the collateral coverage ratio.
The Credit Facility contains events of default customary for similar financings. Upon the occurrence of an event of default, the outstanding obligations under the Credit Facility may be accelerated and become due and payable immediately. In addition, if certain change of control events occur with respect to JetBlue, each lender under the Credit Facility has the right to require the Company to repay any loan that it has made under the Credit Facility.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JETBLUE AIRWAYS CORPORATION

By: /s/ Donald Daniels
Date: April 25, 2013	Donald Daniels Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)